SCHEDULE 13D

EXHIBIT 1

CONTRIBUTION AGREEMENT

        This Contribution Agreement (this “Agreement”) is made and entered into as of October 3, 2007 by and among TMSF Merger Corporation, a Delaware corporation (the “Corporation”), certain holders of shares of TMSF’s (as defined below) common stock, listed on Exhibit A attached hereto (individually, a “TMSF Stockholder” and collectively, the “TMSF Stockholders”) and Raymond Eshaghian (in his capacity as escrow agent, the “Escrow Agent”).

RECITALS

        A.     WHEREAS, the Corporation was recently formed for the purpose of merging with TMSF Holdings, Inc., a Delaware corporation (the “TMSF”), pursuant to a “short form” merger under Section 253 of the Delaware General Corporation Law, substantially on the terms as set forth on Exhibit C hereto (the “Merger”);

        B.     WHEREAS, the TMSF Stockholders own approximately 93% of the outstanding shares of the common stock of TMSF in the amount listed on Exhibit A;

        C.     WHEREAS, in order to consummate the Merger, immediately prior to the closing date of the Merger, the TMSF Stockholders shall contribute all of their shares of TMSF to the Corporation in exchange for shares of the Corporation’s common stock (“Common Stock”) in the amounts set forth on Exhibit B attached hereto, and on the terms and conditions hereinafter set forth (the “Contribution”);

        D.     WHEREAS, as a result of the Contribution the Corporation will own approximately 93% of TMSF common stock; and

        E.     WHEREAS, it is intended that the transaction contemplated by this Agreement constitute a valid transaction under Section 351 of the Internal Revenue Code of 1986, as amended.

AGREEMENT

        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which each party hereby acknowledges, the parties hereto hereby agree as follows:

ARTICLE 1

CONTRIBUTION OF TMSF STOCK; DELIVERY OF COMMON STOCK

1.     Contribution. At the Effective Time, the TMSF Stockholders shall contribute, transfer, assign and deliver to the Corporation, and the Corporation shall acquire from the TMSF Stockholders, their outstanding shares of TMSF common stock in the amounts as set forth on Exhibit A. For purposes of this Agreement, “Effective Time” shall mean the time immediately before the closing of the Merger.

2.     Delivery of TMSF common stock. Concurrently with the execution of this Agreement, each TMSF Stockholder shall deliver, or cause to be delivered, to Raymond Eshaghian as escrow agent (the “Escrow Agent”) each and every certificate and instrument evidencing one or more shares of the TMSF common stock to be contributed by such TMSF Stockholder hereunder, duly endorsed or accompanied by a properly executed stock power with the signature on the endorsement or stock power guaranteed by a member of a recognized Medallion Signature Guarantee Program (or a participant in a Securities Transfer Association recognized signature program), together with all other documents required in connection with the transfer of such shares under this Agreement.

3.     Escrow Agent Responsibilities. The Escrow Agent shall hold each of the shares contributed by the TMSF Stockholders, with accompanying stock powers, in escrow until immediately before the Effective Time. At the Effective Time, the Escrow Agent shall release such shares and deliver them to the Corporation and the ownership of such shares shall immediately be vested in the Corporation. If the Merger does not occur, the Escrow Agent shall return each party’s stock certificates to such TMSF Stockholders.

4.     Consideration. In consideration of the Contribution, the Corporation shall issue to the TMSF Stockholders an aggregate of 13,944,100 shares of Common Stock as set forth on Exhibit B.

5.     Stock Certificates. As soon as practicable following the contribution, the Corporation shall issue to each TMSF Stockholder a stock certificate representing the number of shares of Common Stock to which such TMSF Stockholder is entitled, as set forth on Exhibit B.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE TMSF
STOCKHOLDERS

        Each TMSF Stockholder hereby represents and warrants to the Corporation as follows:

1.     Authorization; Binding Effect. The TMSF Stockholder has all requisite power and authority to (i) enter into this Agreement, (ii) to transfer the TMSF shares and (iii) to carry out and perform its obligations under the terms of this Agreement.

2.     Ownership of TMSF Shares. The TMSF Stockholder owns the TMSF shares, as set forth next to such TMSF Stockholder’s name on Exhibit A hereto, beneficially and of record, free and clear of all Liens. For purposes of this Agreement, the term “Lien” shall mean, with respect to any property of any person, any mortgage, lien, pledge, charge, lease, easement, servitude, right of others or security interest or encumbrance of any kind in respect of such property of such person.

3.     Securities Representations. The TMSF Stockholder hereby acknowledges the following:

    (i)        The Corporation shares have not been registered under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder) (the “Securities Act”), nor qualified under the securities laws of any other jurisdiction, (ii) the Corporation shares cannot be resold unless they subsequently are registered under the Securities Act and qualified under applicable state securities laws, unless the Corporation determines that exemptions from such registration and qualification requirements are available, and (iii) such TMSF Stockholder has no right to require such registration or qualification;

    (ii)        The Corporation shares to be acquired by the TMSF Stockholders pursuant to this Agreement will be acquired for such TMSF Stockholder’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Corporation shares will not be disposed of in contravention of the Securities Act or any applicable state securities laws;

    (iii)        The TMSF Stockholder is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Each TMSF Stockholder has substantial knowledge and experience in financial and business matters, has specific experience making investment decisions of a similar nature, and is capable, without the use of a financial advisor, of utilizing and analyzing the information made available in connection with the acquisition of the Corporation shares and of evaluating the merits and risks of an investment in the Corporation shares;

    (iv)        The TMSF Stockholder has carefully reviewed and understands the risks of, and other considerations relating to, an investment in the Corporation shares;

    (v)        The TMSF Stockholder understands that its investment in the Corporation shares is subject to significant economic risk, including the relative illiquidity resulting from the fact that the Corporation shares (i) have not been registered under the Securities Act and, therefore, cannot be sold unless they are subsequently registered under the Securities Act or they are sold pursuant to an exemption from such registration, and (ii) are subject to additional restrictions as provided herein. Such TMSF Stockholder is able to bear such economic risk of the investment in the Corporation shares for an indefinite period of time;

    (vi)        The TMSF Stockholder has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Corporation shares and has had full access to such other information concerning the Corporation as it has requested; and

    (vii)        The TMSF Stockholder has not received nor is he or she relying upon any written offering literature or prospectus other than this Agreement. Further, the TMSF Stockholder has not received nor is he or she relying upon any oral representations which are in any manner inconsistent with the written information contained in this Agreement.

ARTICLE 3

MISCELLANEOUS

1.     Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Date by holders of at least fifty-one percent (51%) of the then outstanding shares of TMSF Stockholders.

2.     Further Assurances. Each of the TMSF Stockholders hereby agrees to execute such further documents, certificates or instruments and to take such other actions as are reasonably requested by Raymond Eshaghian to reflect and carry out the intentions, purposes and transactions contemplated by this Agreement.

3.     Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE.

4.     Binding Agreement. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

CORPORATION

TMSF Merger Corporation, a Delaware corporation

By: /s/ Raymond Eshaghian
      Raymond Eshaghian
      Its: President
      October 3, 2007

ESCROW AGENT

/s/ Raymond Eshaghian
Raymond Eshaghian, in his capacity as Escrow Agent
October 3, 2007

TMSF STOCKHOLDER

/s/ Raymond Eshaghian
Raymond Eshaghian
October 3, 2007

/s/ Solyman Yashouafar
Solyman Yashouafar
October 3, 2007

/s/ M. Aaron Yashouafar
M. Aaron Yashouafar
October 3, 2007

/s/ Hamid Joseph Nourmand
Hamid Joseph Nourmand
Individually and with respect to shares beneficially held for Kayla Nourmand and Leila Nourmand
October 3, 2007

/s/ Doris M. Nourmand
Doris M. Nourmand
Individually and with respect to shares beneficially held for Kayla Nourmand and Leila Nourmand
October 3, 2007

/s/ Revytal Yashouafar
Revytal Yashouafar
October 3, 2007

/s/ Raymond Yashouafar
Raymond Yashouafar
October 3, 2007

/s/ Roxanna Yashouafar
Roxanna Yashouafar
October 3, 2007

/s/ Rodney Yashouafar
Rodney Yashouafar
October 3, 2007

/s/ Justin Yashouafar
Justin Yashouafar
October 3, 2007

/s/ Charlene Yashouafar
Charlene Yashouafar
October 3, 2007

/s/ Brandon Yashouafar
Brandon Yashouafar
October 3, 2007

/s/ Lauren Yashouafar
Lauren Yashouafar
October 3, 2007

EXHIBIT A

TMSF Stockholder	Shares
Raymond Eshaghian	9,114,350
Solyman Yashouafar	1,720,000
M. Aaron Yashouafar	1,549,750
Hamid Joseph & Doris Nourmand	923,500
Leila Nourmand (1)	60,500
Kayla Nourmand (2)	60,500
Revytal Yashouafar	70,000
Raymond Yashouafar	70,000
Roxanna Yashouafar (3)	70,000
Rodney Yashouafar	25,500
Justin Yashouafar (4)	70,000
Charlene Yashouafar (4)	70,000
Brandon Yashouafar (4)	70,000
Lauren Yashouafar (4)	70,000

(1)     Includes 35,000 shares beneficially owned by Hamid Joseph Nourmand and 25,500 shares beneficially owned by Doris Nourmand, in each case as custodian for their child, the named holder. Each of Hamid Joseph Nourmand and Doris Nourmand has the power to vote and dispose of the shares held in the name of the named holder for which such person is the custodian.

(2)     Includes 25,500 shares beneficially owned by Hamid Joseph Nourmand and 35,000 shares beneficially owned by Doris Nourmand, in each case as custodian for their child, the named holder. Each of Hamid Joseph Nourmand and Doris Nourmand has the power to vote and dispose of the shares held in the name of the named holder for which such person is the custodian.

(3)     Includes shares beneficially owned by Solyman Yashouafar as custodian for his child, the named holder. Mr. Yahsouafar has the power to vote and dispose of these shares held in the name of the named holder.

(4)     Includes shares beneficially owned by M. Aaron Yashouafar as custodian for his children, the named holders. Mr. Yahsouafar has the power to vote and dispose of these shares held in the names of the named holders.

EXHIBIT B

ISSUANCE OF STOCK

Name on Certificate	Shares of Common Stock Issued
Raymond Eshaghian	9,114,350
Solyman Yashouafar	1,720,000
M. Aaron Yashouafar	1,549,750
Hamid Joseph & Doris Nourmand	923,500
Leila Nourmand*	60,500
Kayla Nourmand*	60,500
Revytal Yashouafar	70,000
Raymond Yashouafar	70,000
Roxanna Yashouafar*	70,000
Rodney Yashouafar	25,500
Justin Yashouafar*	70,000
Charlene Yashouafar*	70,000
Brandon Yashouafar*	70,000
Lauren Yashouafar*	70,000
TOTAL	13,944,100

* Shares to be held by respective parents as custodians.